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                                                                     Exhibit 8.1


                                 April 19, 1996



West Coast Bancorp
HB Acquisition Corporation
5335 S.W. Meadows Road
Suite 201
Lake Oswego, Oregon  97035

         Re:      Holding Company Merger--Tax Consequences

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the "Merger") of Vancouver Bancorp ("VB") into HB Acquisition Corporation ("HB"), a wholly-owned subsidiary of West Coast Bancorp ("WCB").

         We have acted as legal counsel to HB and WCB in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

         a. The Plan and Agreement of Reorganization and Merger, dated as of February 15, 1996, between VB and WCB (the "Merger Agreement");

         b. Form S-4 Registration Statement of WCB filed with the Securities and Exchange Commission on April 22, 1996;

         c. The Proxy Statement of VB (included as part of the Registration Statement);

         d. The factual representations set forth in a letter from WCB, VB and HB, dated April 5, 1996; and

         e. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

         We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, and that the Merger will be effected in accordance with the terms of the Merger Agreement.
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West Coast WCB
HB Acquisition Corporation
April 19, 1996
Page 2


         In connection with the Merger and pursuant to the Merger Agreement, each share of VB voting common stock will be exchanged for that number of shares of WCB voting common stock based on the exchange rate established in the Merger Agreement. WCB will remain the sole shareholder of HB. No fractional shares will be involved. VB shareholders who perfect their dissenters rights under state law will be paid the cash value for their VB shares. Such payments will be made by VB without reimbursement by WCB. Upon the consummation of the Merger, HB will continue the historic business of VB.

         Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the matter contemplated, it is our opinion that:

1. The merger of VB into HB solely for WCB voting common stock, as described above, will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, as amended (the "Code"). VB, HB and WCB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by VB shareholders upon the receipt of WCB voting common stock solely in exchange for their shares of VB stock, pursuant to Section 354(a)(1) of the Code.

3. The basis of the shares of WCB voting common stock received by VB shareholders will be the same as the basis of the VB stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code.

4. The holding period of the shares of WCB voting common stock received by VB shareholders will include the holding period during which the VB stock surrendered in exchange therefor was held, provided that the shares of VB stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to
         Section 1223(1) of the Code.

5. Where cash is received by any dissenting shareholder of VB in exchange for the surrender of all of such shareholder's VB stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her VB stock, subject to the provisions and limitation of Section 302 of the Code.

6. No gain or loss will be recognized by VB upon the transfer of its assets to HB, pursuant to Sections 361 and 357(a) of the Code.

7. The basis of the assets of VB acquired by HB will be the same as the basis of VB in the assets immediately before the Merger, pursuant to
         Section 362(b) of the Code.
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West Coast WCB
HB Acquisition Corporation
April 19, 1996
Page 3


8. The holding period of the assets acquired by HB will include the period such assets were held by VB, pursuant to Section 1223(2) of the Code.

9. No gain or loss will be recognized by WCB or HB upon the receipt by HB of the assets of VB, as described above.

         Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of WCB, HB, the shareholders of WCB and the shareholders of VB, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

                                  Very truly yours,

                                  GRAHAM & DUNN

                                  /s/ Graham & Dunn
                                  -----------------
                                  Graham & Dunn